UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 22, 2021

Commission File Number:  00115757

ImageWare Systems, Inc.
(Exact name of registrant as specified in its charter.)

Delaware (State or other jurisdiction of incorporation or organization)	330224167 (IRS Employer Identification No.)

13500 Evening Creek Drive N , Suite 550, San Diego, California 92128
(Address of principal executive offices)

858-673-8600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	IWSY	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2021, ImageWare Systems, Inc. (the “Company”) appointed Lauren C. Anderson to serve as a director on the Board of Directors (the “Board”) of the Company.

Lauren C. Anderson is the founder and Chief Executive Officer of LC Anderson International Consulting, founded in 2013. Ms. Anderson, a former Federal Bureau of Investigation ("FBI") Senior Executive, has a background in high risk, complex, domestic, and international environments and currently serves as an advisor to the U.S. Comptroller General at the Government Accountability Office on international security, intelligence, criminal justice, law enforcement, and women’s leadership. Ms. Anderson also serves as an advisor and special skilled role player for the U.S. Army, and she is an advisor with Stellar Solutions. Ms. Anderson worked in various leadership roles for the FBI from February 1984 until December 2012, and was the FBI Legal Attaché at United States Embassies in France and Morocco from March 2002 through November 2006. Ms. Anderson holds numerous professional awards and certifications, including achievement awards from the Director of National Intelligence, Legal Momentum, LIM College and Muhlenberg College. She is a member of the Council on Foreign Relations, a director emeritus for the Women's Forum of NY, served as a judge for the Women's Safety XPrize and the Stevie Awards, and is a mentor with the Women's Foreign Policy Group and Girl Security. She holds a security clearance and numerous certifications with the United States government. Ms. Anderson has an Honorary Doctorate of Humane Letters, awarded in 2019, by LIM College, New York City, a Bachelor of Arts in Psychology from Muhlenberg College, in Allentown, Pennsylvania, and completed executive programs at each of Harvard Business School, Northwestern University's Kellogg School of Management, Cambridge Judge Business School, and the George C. Marshall European Center for Security Studies in Garmisch, Germany.

Ms. Anderson will serve on the Board of Directors until the next annual meeting of shareholders of the Company, or until her successor is elected and qualified. As compensation as an independent director, she will receive (a) a $30,000 annual cash retainer, payable in equal monthly installments in cash or shares of the Company's common stock, par value $0.01 per share (“Common Stock”); (b) an initial grant of options to purchase that number of shares of Common Stock equal to $60,000 divided by the fair market value of the Company's Common Stock as determined on the date of grant as reported on the OTC Markets (“Initial Grant”), the exercise price of which shall be such fair market value, which Initial Grant shall vest one-third (1/3rd) on the first anniversary of the Effective Date, and the remaining two-thirds (2/3rd) shall vest ratably on the second and third anniversary of the Effective Date; (c) reimbursement for expenses related to Board of Director meeting attendance and Committee participation; and (d) beginning on the first anniversary of the Effective Date, and on each annual anniversary thereafter (unless revised by the Board of Directors), an option to purchase that number of shares of Common Stock equal to $30,000 divided by the fair market value of the Company's Common Stock as determined on the date of grant as reported on the OTC Markets (“Annual Grant”), the exercise price of which shall be such fair market value. The Initial Grant and Annual Grant shall contain such other terms and conditions as are customary for director grants and approved by the Board of Directors, including immediate vesting of all unvested options effective upon a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImageWare Systems, Inc.

Date: February 26, 2021	By:	/s/ Kristin Taylor
Kristin Taylor
Chief Executive Officer